Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
VACANT LAND PURCHASE AGREEMENT EXTENSIONS

Vancouver, B.C. – April 19, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, further to the Company's News Releases of October 6 and December 1 and 23, 2010, and February 1 and 22, 2011, and March 18, 2011, the close of escrow for the Vacant Land Purchase Agreement (“Agreement 1”), entered into by the Company’s wholly-owned subsidiary, Coronus, has been extended. Under Agreement 1, the close of escrow has been extended to May 15, 2011. In return for extending the close of escrow, Coronus paid Paul R Marshall Trust the forfeitable fee of USD $1,579 (equivalent to 8% per annum interest rate based on the purchase price).

Mr. Thachuk announced today also that, further to the Company's News Releases of January 27, February 22, and March 18, 2011, the close of escrow for the Vacant Land Purchase Agreement (“29-Palms North Agreement”), entered into by the Company’s wholly-owned subsidiary, Coronus, has been extended. Under the 29-Palms North Agreement, the close of escrow has been extended to May 15, 2011. In return for the extension, Coronus placed an additional USD $1,000, non-refundable deposit into escrow, and consented to the release of the now USD $3,000 deposited into escrow to Joshua Tree Holdings, the seller.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Coronus Solar Inc.	News Release	Page 1 of 2

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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